Exhibit 99.1

Plains All American and Oryx Midstream Announce

Permian Basin Joint Venture

Conference call to be hosted by Plains today at 8:30 a.m. EDT / 7:30 a.m. CDT

HOUSTON & MIDLAND, TX – July 13, 2021 – Plains All American (Nasdaq: PAA & PAGP) (“Plains”) and Oryx Midstream Holdings LLC (“Oryx”), a portfolio company of Stonepeak Infrastructure Partners, today announced they have entered into a definitive agreement to merge their respective assets, operations and commercial activities within the Permian Basin into a newly formed strategic joint venture, Plains Oryx Permian Basin LLC (“Plains Oryx Permian Basin” or the “JV”). The transaction will include all of Oryx’s Permian assets and, with the exception of Plains’ long-haul pipeline systems and certain of its intra-basin terminal assets, the vast majority of Plains’ assets located within the Permian Basin.

Joint Venture Summary

•	Significant value for customers via increased connectivity, operational flexibility, and access to markets

•	Highly complementary Permian Basin assets, capabilities, and long-term business models

•	JV Ownership: 65% Plains / 35% Oryx (governance consistent with ownership interests)

•	Plains will serve as operator of the JV

•	A Joint Operating Committee that includes representatives from Plains and Oryx will provide oversight on material JV operating and commercial decisions

•	JV will be consolidated into PAA‘s financial statements

•	Near-term free cash flow accretive to Plains and Oryx

•	Cashless transaction, debt-free JV entity

•	Durable JV structure, attractive in any reasonable oil price environment

“This is a very positive announcement for Plains, Oryx and our Permian Basin customers,” said Willie Chiang, Chairman and CEO of Plains All American. “This joint venture is a natural combination and logical next step to optimizing our highly complementary systems. Structured as a debt-free JV entity through a cashless transaction, this aligns with Plains’ financial and portfolio optimization strategies, is near-term free cash flow accretive to Plains and Oryx, and reinforces Plains’ ability to maximize free cash flow for our investors, while enhancing our overall credit profile.”

“Since our team started Oryx in late 2013, we have been committed to being a leading strategic partner to our customers and to building a world-class system in the Permian,” said Brett Wiggs, Chief Executive Officer of Oryx. “This combination is a natural evolution of the Oryx growth story and perpetuates that commitment, creating the premier crude oil logistics system in the basin, increasing connectivity, enhancing reliability, and strengthening efficiencies for our customers.  We look forward to partnering with Plains and are confident that Plains Oryx Permian Basin will continue to grow and provide producers with the best solutions in the region. Finally, I would like to personally thank every employee of Oryx for their incredibly important roles in the development, construction, operation and management of this great company.  I have no doubt they will continue to do the same for Plains Oryx Permian Basin.”

Strategic Alignment, Multiple Benefits

•	Permian JV profile (pro-forma summary):

o	~5,500 pipeline miles, ~6.8 MMb/d of pipeline system multi-segment capacity

o	Direct downstream connections to all major intra-basin and downstream markets

o	~4.1 million dedicated system acres, including supply and facilities dedications

o	~7 year weighted average remaining contract tenor

o	> 30 year average inventory life at current activity levels, vast majority with projected IRR of 25% – 50%+ at ~$50/Bbl WTI

•	Enhances shipper diversification, economies of scale and quality of long-term free cash flow

•	Expect to capture +/- $50 million in operational, cost and capital synergies (8/8th to the JV) on a run-rate basis within 12 months; potential to increase to $100+ million longer-term via additional integration and optimization opportunities

•	Multiple opportunities to drive operating efficiencies; supports reducing environmental footprint, GHG emissions and overall costs of operations

•	Additional upside potential available related to expected Permian production growth

Additional Information Related to the JV

The Plains assets comprising a part of the JV include approximately 3,900 miles of pipeline and related operational storage capacity located within the Permian Basin, long-term acreage dedication and marketing agreements covering approximately 2.8 million acres, and supply and facilities dedications. Plains’ long-haul pipeline systems and certain of its intra-basin terminal assets will not be included within the JV.

The Oryx assets comprising a part of the JV include approximately 1,600 miles of pipeline and related operational storage capacity located within the Permian Basin, in addition to long-term acreage dedication and marketing agreements covering approximately 1.3 million acres.

The JV provides for an overall ownership and distribution sharing arrangement of 65% Plains and 35% Oryx. The parties have agreed to a tiered modified distribution sharing arrangement (“MSA”) for up to 10 years. Details of the MSA are set forth within an 8-K to be filed by Plains.

Subject to satisfaction of customary and other closing conditions (including the refinancing by Oryx of existing debt with a new Term Loan B secured by its equity interests in the debt-free JV) and receipt of regulatory approvals, the transactions contemplated by the merger agreement are expected to close in the fourth quarter of 2021.

Conference Call Information

This morning Plains will host a webcast conference call to discuss this announcement, which is scheduled to begin at 8:30 a.m. EDT / 7:30 a.m. CDT. The webcast link and slide presentation will be posted to the “Conference Calls” section located under “News & Events” within PAA and PAGP’s Investor Relations websites at www.plainsallamerican.com. An audio replay and transcript of the call will also be posted to our website as each become available and will be accessible for a period of 365 days.

Advisors

The following advisors served in their respective roles for the transaction: J.P. Morgan Securities LLC served as Plains’ exclusive financial advisor, Vinson & Elkins LLP acted as legal counsel to Plains, Simmons Energy, a Division of Piper Sandler, served as Oryx’s lead financial advisor, Barclays also served as a financial advisor and is leading a committed Term Loan B refinancing for Oryx, and Sidley Austin LLP acted as legal counsel to Oryx.

About Plains

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for primarily for crude oil and natural gas liquids ("NGL"). PAA owns an extensive network of pipeline transportation, terminalling, storage, and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 5 million barrels per day of crude oil and NGL in its Transportation segment.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. For more information, please visit www.plainsallamerican.com.

About Oryx

Midland-based Oryx is a leading privately held midstream crude operator in the Permian Basin. The company owns and operates a crude oil gathering and transportation system underpinned by approximately 1.3 million acres under long-term dedications from more than 30 customers. The system’s 2.9 million barrels of storage and approximately 1,600 miles of in-service pipeline span ten counties in Texas and two in New Mexico. Oryx is dedicated to providing producers with solutions and flexibility through a full suite of midstream services. For more information, please visit www.oryxmidstream.com.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this release consist of forward-looking statements that involve certain risks and uncertainties that could cause actual results or outcomes to differ materially from results or outcomes anticipated in the forward-looking statements. These risks and uncertainties include, among other things, market constraints, third-party constraints, legal constraints (including governmental orders or guidance), or other factors; unforeseen delays with respect to the receipt of regulatory approvals and completion of other closing conditions; and other factors and uncertainties inherent in transactions of the type discussed herein or in our business as discussed in PAA’s and PAGP’s filings with the Securities and Exchange Commission.

Contacts:

Plains All American
Investors
Brett Magill

Director, Investor Relations

(866) 809-1291

Media
Brad Leone

Director, Communications

(866) 809-1290

Oryx Midstream
Meredith Howard
Redbird Communications
(210) 737-4478
meredith@redbirdpr.com